UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

PriceSmart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒     No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.    Title of each class of securities to which transaction applies:

2.    Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.    Proposed maximum aggregate value of transaction:

5.    Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.    Amount Previously Paid:

2.    Form, Schedule or Registration Statement No.:

3.    Filing Party:

4.    Date Filed:

2014 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders will be held at

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 10:00 a.m. on Tuesday, February 3, 2015 at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California, 92121 for the following purposes:

1.	To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following nine persons:

Sherry S. Bahrambeygui	Katherine L. Hensley	Mitchell G. Lynn
Gonzalo Barrutieta	Leon C. Janks	Robert E. Price
Gordon H. Hanson	Jose Luis Laparte	Edgar Zurcher

2.	To hold an advisory vote on executive compensation as disclosed in these materials.

3.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 12, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California 92121.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert M. Gans

Secretary

San Diego, California

December 17, 2014

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

February 3, 2015

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on February 3, 2015 (the “Annual Meeting”), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about December 17, 2014. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the Internet. Instructions for voting by telephone, by using the Internet or by mail are described on the enclosed Proxy. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so. Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes selected by the Board of Directors in the event a nominee or nominees are unable to serve or decline to do so, and for approval of the compensation of the named executive officers as disclosed in this Proxy Statement. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting by executing a later Proxy or by attending the Annual Meeting and voting in person.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send, or cause to be sent, Proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121.

Voting

Stockholders of record at the close of business on December 12, 2014 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

As of December 12, 2014, 30,209,917 shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Because directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any nominee for the Board of Directors and thus will be disregarded in the calculation of “votes cast” for purposes of electing nominees to the Board of Directors. The non-binding advisory vote on executive compensation requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes will have no effect on the outcome.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	1

Proposal 1: Election of Directors

Based on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors of the Company has nominated and recommends for election as directors the nine persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company, and following the Annual Meeting there will be no vacancies on the Board of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the proxy holders to vote the shares represented by the Proxies for one or more substitute nominees selected by the present Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required.

Nominations Process

Identification and Evaluation of Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service, as set forth in the section below entitled “Director Qualifications,” and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective.

If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth below in “Director Qualifications.” The Nominating/Corporate Governance Committee generally consults with other members of the Board of Directors and may seek input from management, independent counsel, industry experts or advisors that the Nominating/Corporate Governance Committee believes to be desirable and appropriate. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of any candidates who are identified. Final candidates are interviewed by the members of the Nominating/Corporate Governance Committee. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

Pursuant to the Nominating/Corporate Governance Committee Charter, stockholders of the Company who have held shares of the Company’s common stock for at least one year and who hold a minimum of 1% of the Company’s outstanding shares of common stock may suggest a candidate for director by writing to the Secretary of the Company. In order to be considered, the recommendation for a candidate must include the following written information: (1) a detailed resume of the recommended candidate; (2) an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Board of Directors; (3) such other information that would be required by the rules of the SEC to be included in a proxy statement; (4) the written consent of the recommended candidate; (5) a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and (6) proof of the recommending stockholder’s stock holdings in the Company. In addition, we may require any candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of such candidate to serve as an independent director in accordance with the Company’s corporate governance guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such candidate. In order to give the Nominating/Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in the Company’s proxy statement for the annual meeting to be held in 2016, the recommendation should be received by the Secretary of the

2	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Proposal 1: Election of Directors (continued)

Company at the Company’s principal executive offices in accordance with the timing in the section below entitled “Stockholder Proposals.” In the event that the Company receives director candidate recommendations from stockholders, those recommendations are evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. The Company does not intend to treat stockholder recommendations in any manner different from other recommendations.

Director Qualifications

In evaluating director nominees, the Nominating/Corporate Governance Committee considers, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic expertise in an area of the Company’s operations; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

While the Company does not have a specific policy regarding board diversity, in connection with its evaluation of director nominees, the Nominating/Corporate Governance Committee also considers diversity of expertise and experience in substantive matters pertaining to our business relative to other members of the Board of Directors. The Nominating/Corporate Governance Committee’s objective is to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee also believes it is appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors be independent as required under the Nasdaq Stock Market listing standards applicable to the Company. The Nominating/Corporate Governance Committee also believes it is appropriate for the Company’s chief executive officer to serve as a member of the Board of Directors. Directors’ performance and qualification criteria are reviewed annually by the Nominating/Corporate Governance Committee.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website at www.pricesmart.com.

Independent Directors

The Company’s Board of Directors has determined that the following nominees for director are “independent” under the Nasdaq Stock Market listing standards applicable to the Company: Sherry Bahrambeygui, Gonzalo Barrutieta, Gordon Hanson, Katherine Hensley, Leon Janks, Mitchell Lynn, Robert Price and Edgar Zurcher.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	3

Proposal 1: Election of Directors (continued)

Information Regarding Nominees

The table below indicates the name, current position with the Company and age as of October 31, 2014 of each nominee for director.

Name	Position	Age
Robert E. Price	Chairman of the Board	72
Sherry S. Bahrambeygui	Director	50
Gonzalo Barrutieta	Director	48
Gordon H. Hanson	Director	50
Katherine L. Hensley	Director	77
Leon C. Janks	Director	65
Jose Luis Laparte	Director, Chief Executive Officer and President	48
Mitchell G. Lynn	Director	65
Edgar Zurcher	Director	63

Robert E. Price has been Chairman of the Board of Directors of the Company since July 1994 and served as Chief Executive Officer of the Company from April 2006 until July 2010. Mr. Price served as Interim Chief Executive Officer of the Company from April 2003 until April 2006 and also served as Interim President of the Company from April 2003 until October 2004. Mr. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Mr. Price is President of Price Charities, fka San Diego Revitalization Corp. Mr. Price previously served as Chairman of the Board of Price Enterprises, Inc. (“PEI”) from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. Price was Chairman of the Board of Price/Costco, Inc. (“Price/Costco”) from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a director of The Price Company (“TPC”). Mr. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990. Mr. Price has been a Manager of The Price Group, LLC since August 2000. Mr. Price’s significant experience as an executive and director of warehouse club merchandising businesses, as well as his extensive knowledge of the Company’s business, history and culture, contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Sherry S. Bahrambeygui has been a director of the Company since November 2011. Ms. Bahrambeygui joined The Price Group, LLC in September 2006 and has served as a Managing Member of The Price Group, LLC since January 2007. Additionally, Ms. Bahrambeygui serves as Executive Vice President, Secretary and Vice Chairman of the Boards of Price Charities, fka San Diego Revitalization Corp., and Price Philanthropies Foundation and she is also the Chief Executive Officer of PS Ivanhoe, LLC, a commercial real estate company. Ms. Bahrambeygui was a licensed stockbroker and is a founding partner of the law firm of Hosey & Bahrambeygui, LLP. She has been practicing law with an emphasis in employment and business litigation since 1993 and provided consultation and legal representation to the Company from time-to-time between 2001 and 2008. Ms. Bahrambeygui’s thorough understanding of the business and operations of the Company, as well as having effectively assisted the Company on certain legal and business matters, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Gonzalo Barrutieta has been a director of the Company since February 2008. Mr. Barrutieta was employed in several capacities with Grupo Gigante, S.A. de C. V. from 1994 to 2006, including as Director of Real Estate and New Business Development. Since 1994, he has served as a member of the board of directors of Grupo Gigante. From 2002 through 2005, Mr. Barrutieta was a director of PriceSmart Mexico (formerly a joint venture between the Company and Grupo Gigante) and served as Chief Executive Officer of PriceSmart Mexico from 2003 to 2005. Mr. Barrutieta has also been a director of Hoteles Presidente since 2004, of Office Depot Mexico since 2005, of Radio Shack Mexico from 2005 until 2012, and has served as

4	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Proposal 1: Election of Directors (continued)

President and director of Operadora IPC de Mexico since 2007. Mr. Barrutieta’s experience as an executive and director of international merchandising businesses, as well as his general knowledge and understanding of the markets in Central America, contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Gordon H. Hanson has been a director of the Company since April 2014. Mr. Hanson has been a tenured member of the economics faculty at the University of California, San Diego since 2001. At UC San Diego, Mr. Hanson has faculty appointments in the School of International Relations and Pacific Studies and the Department of Economics, and also directs the Center on Emerging and Pacific Economies. From 1998 to 2001, he was a tenured member of management faculty to the University of Michigan and from 1992 to 1998 he was on the economics faculty of the University of Texas. From 2009 until 2014, he served as a director of the Washington Office on Latin America, a non-profit organization working to promote civic advancement in the region, chairing their development committee. Mr. Hanson’s extensive background in the analysis of the economies of Latin America, including over two decades of experience in consulting for international financial organizations, contribute to the Board of Directors’ conclusion that he should serve as director of the Company.

Katherine L. Hensley has been a director of the Company since July 1997 and served as a director of PEI from December 1994 until July 1997. She is a retired partner of the law firm of O’Melveny & Myers in Los Angeles, California. Ms. Hensley joined O’Melveny & Myers in 1978 and was a partner from 1986 to 1992. From 1994 to 2000, Ms. Hensley served as a trustee of Security First Trust, an open-end investment management company registered under the Investment Company Act of 1940. Ms. Hensley’s extensive background in the legal field, including her experience in executive compensation and corporate matters, as well as her many years of service to the Company as a member of the Board of Directors as well as its Audit, Finance, Compensation, Nominating and Governance Committees, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Leon C. Janks has been a director of the Company since July 1997 and served as a director of PEI from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses. Mr. Janks is also a certified public accountant. Mr. Janks’ experience, as well as his significant accounting, financial and tax expertise and his many years of service to the Company as a member of the Board of Directors as well as its Audit, Finance, Compensation and Executive Committees, contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Jose Luis Laparte has been a director of the Company since February 2008, Chief Executive Officer of the Company since July 2010 and President of the Company since October 2004. Mr. Laparte initially served as a consultant for the Company from December 2003 to October 2004. Prior to joining the Company as a consultant, Mr. Laparte worked for more than 14 years at Wal-Mart Stores, Inc. in Mexico and the United States in progressively responsible positions. From October 2002 through September 2003, he served as Vice President of Sam’s International, where he directed and managed the company’s operations, finance, sales, marketing, product development and merchandising. From May 2000 to October 2002, he served as Vice President, Wal-Mart de Mexico, responsible for sales and the expansion of the Sam’s Club format in Mexico. Mr. Laparte’s background and experience as an executive overseeing numerous operational aspects of the international merchandising business, including sales, product development, merchandising, marketing, finance and information technology, contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Mitchell G. Lynn has been a director of the Company since November 2011. Mr. Lynn served in several senior executive positions and as the President and a director of TPC prior to its merger in 1993 with Costco, Inc., and from 1993 until 1994 he served as an executive officer, director and member of the Executive Committee of Price/Costco. Mr. Lynn also was a member of The Price Group, LLC from 2005 to 2008. Mr. Lynn is a founding and continuing director of Bodega Latina Corporation, dba El Super, a 46-store warehouse-style grocery retailer that targets the Hispanic market in the Western United States. Mr. Lynn is

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	5

Proposal 1: Election of Directors (continued)

also the founder, limited partner and a general partner of CRI 2000, LP, dba Combined Resources International (CRI), which designs, develops and manufactures consumer products under various brand names for domestic and international wholesale distribution, primarily through warehouse clubs. Mr. Lynn is also a founder , limited partner and a general partner of ECR4Kids LP (ECR), which designs, manufactures and sells educational/children’s products to wholesale dealers. Additionally, Mr. Lynn served as a director of United PanAm Financial Corp. from 2001 until its sale in 2011. Mr. Lynn is a certified public accountant (inactive) and a licensed real estate broker in California. Mr. Lynn’s extensive prior experience in both the warehouse club business and general retailing and his significant knowledge relating to accounting and financial matters contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Edgar Zurcher has been a director of the Company since October 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980, which the Company uses as counsel for certain legal matters. Mr. Zurcher is also President of PLP, S.A., as well as a director of Payless ShoeSource Holdings, Ltd. (“Payless Shoes”). PLP, S.A. owns 40% of Payless Shoes, which rents retail space from PriceSmart. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta and Roma S.A. dba Roma Prince S.A., from which the Company purchases products to sell to its members at its warehouse clubs, and is a director of Promerica Financial Corporation, S.A. from which the Company received rental income and credit card fees in fiscal years 2007 and 2008. Mr. Zurcher’s background in legal matters and his significant experience in Central America business and legal affairs contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

6	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Proposal 2: Approval of the Compensation of the Named Executive Officers

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors.

Although the vote is non-binding, our Compensation Committee and Board of Directors appreciate the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to achieve growth in stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	7

Information Regarding the Board of Directors

Board Meetings

The Company’s Board of Directors held eight meetings during fiscal year 2014. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Board Leadership Structure

The positions of Chairman and Chief Executive Officer are separated, with Mr. Price serving as Chairman and Mr. Laparte serving as Chief Executive Officer and President. As Chief Executive Officer and President, Mr. Laparte is responsible for the day to day leadership and performance of the Company, with the Board of Directors being responsible for setting the strategic direction of the Company. As Chairman, Mr. Price provides guidance to the Chief Executive Officer and President, sets the agenda for meetings of the Board of Directors and presides over those meetings. The Board of Directors believes that the current leadership of the Board of Directors by the Company’s non-executive Chairman enhances the effectiveness of its oversight of management and provides a perspective that is separate and distinct from that of management.

Role of the Board of Directors in Risk Oversight

The Board of Directors oversees the Company’s risk management processes, either as a whole or through its committees. Committees of the Board of Directors review with management and the Company’s internal audit department the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage such risk exposures. The Board of Directors’ risk oversight process includes receiving reports from Board of Directors’ committees and members of senior management.

Committees of the Board

Audit Committee. The Audit Committee, which currently consists of Messrs. Janks and Lynn and Ms. Hensley, held six meetings during fiscal year 2014. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between the Company and its independent public accountants. All committee members satisfy the Nasdaq Stock Market’s standards for “independence,” including applicable audit committee independence requirements, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Compensation Committee. The Compensation Committee, which currently consists of Ms. Hensley, Ms. Bahrambeygui, and Messrs. Janks and Lynn, held six meetings during fiscal year 2014. Each of the members of the Compensation Committee satisfies the Nasdaq Stock Market’s standards for “independence,” including applicable compensation committee independence requirements. The Compensation Committee reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Company’s Chief Executive Officer and reviews and approves compensation for all other executive officers. The Committee also administers, interprets and makes grants under the Company’s stock option plans. The Compensation Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Nominating/Corporate Governance Committee. The Nominating Committee, which currently consists of Ms. Hensley and Messrs. Price and Lynn, held one meeting during fiscal year 2014. The Nominating/Corporate Governance Committee considers the slate of nominees to be presented for reelection at annual meetings of stockholders. The Nominating/Corporate Governance Committee also may evaluate and recommend candidates to fill vacancies on the Board of Directors, which vacancies may be

8	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Information Regarding the Board of Directors (continued)

created by the departure of any directors or the expansion of the number of members of the Board of Directors. The Nominating/Corporate Governance Committee approved the nomination of the candidates reflected in Proposal 1 and approved the appointment of Mr. Hanson to the Board prior to his election in April 2014. The Nominating/Corporate Governance Committee also assists the Board of Directors as needed in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters. The Nominating/Corporate Governance Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Executive Committee. The Executive Committee, which currently consists of Messrs. Price and Janks, did not hold any meetings during fiscal year 2014. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

Finance Committee. The Finance Committee, which currently consists of Messrs. Janks, Hanson, Lynn and Price and Ms. Hensley, held four meetings during fiscal year 2014. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Real Estate Committee. The Real Estate Committee, which currently consists of Messrs. Price, Laparte and Lynn and Ms. Bahrambeygui, held four meetings during fiscal year 2014. The Real Estate Committee reviews and approves the material terms of real estate-related transactions entered into by the Company, consistent with the applicable annual budget of the Company previously approved by the Board of Directors.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board of Directors or one or more members of the Board of Directors should do so in writing in care of the General Counsel of the Company, at the principal office of the Company, 9740 Scranton Road, San Diego, California 92121. The General Counsel is directed to forward each communication to the director or directors of the Company for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company encourages, but does not require, the members of its Board of Directors to attend the annual meeting of stockholders. Seven of the eight members then-serving on the Board of Directors attended the Annual Meeting of Stockholders held on January 22, 2014.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	9

Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth at Rule 5605(a)(2) and Rule 5605(c)(2) of the Nasdaq Stock Market’s listing standards. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2014, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm, Ernst & Young LLP (EY), is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. EY met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required to be discussed by Public Company Accounting Oversight Board Statement on Auditing Standards No. 16 Communications with Audit Committees. In addition, EY discussed the accountants’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of their audit. The committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2014 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks

Katherine L. Hensley

Mitchell G. Lynn

10	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of October 31, 2014 by (1) each of its directors and nominees for director, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Beneficially Owned
Robert E. Price(3)(4)	8,492,400	28.1%
Sherry S. Bahrambeygui(5)	128,991	*
Gonzalo Barrutieta(6)	6,850	*
Gordon H. Hanson(7)	729	*
Katherine L. Hensley(8)	25,395	*
Leon C. Janks(9)	23,140	*
Mitchell G. Lynn(10)	7,500	*
Edgar A. Zurcher(11)	2,850	*
Jose Luis Laparte(12)	195,257	*
John Heffner(13)	34,622	*
Robert M. Gans(14)	25,874	*
William J. Naylon(15)	32,363	*
Thomas Martin(16)	35,485	*
Gigante Retail S.A. de C.V Ave. Ejercito Nacional 769—A Delegacion Miguel Hidalgo Col. Nueva Granada 11520 Mexico, D.F., Mexico	1,667,333	5.5
T. Rowe Price Associates, Inc.(17) 100 E. Pratt Street Baltimore, MD 21202	3,249,192	10.8
T. Rowe Price New Horizons Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,870,653	6.2
The London Company(18) 801 Bayberry Court, Suite 301 Richmond, Virginia 23226	2,442,656	8.1
All executive officers and directors as a group (15 persons)(19)	9,063,204	30.0

*	Less than 1%.
(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.
(2)

Beneficial ownership of directors, executive officers and 5% or more stockholders includes both outstanding shares and shares issuable upon exercise or conversion of options, warrants or other securities that are currently exercisable or convertible or will become exercisable or convertible within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	11

Securities Ownership of Certain Beneficial Owners and Management (continued)

(3)

Mr. Price is manager of The Price Group, LLC (“The Price Group”). As such, for purposes of this table, he is deemed to beneficially own 901,871 shares of Common Stock held by The Price Group. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by The Price Group. In addition, Mr. Price is Chairman of the Board and President of Price Charities (fka San Diego Revitalization Corp.) and a director of Price Philanthropies Foundation (fka The Price Family Charitable Fund). As such, for purposes of this table, he is deemed to beneficially own 2,759,471 shares of Common Stock held by Price Charities and 1,982,740 shares of Common Stock held by Price Philanthropies Foundation. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by Price Charities and the Price Family Charitable Fund. If the percentages of shares of Common Stock beneficially owned by Mr. Price were calculated without regard to the shares held by The Price Group, Price Charities and the Price Family Charitable Fund, he would own 9.4% of the Common Stock.

(4)

Includes 2,079,461 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. Price is a trustee, 725,957 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. Price is a trustee, and 42,820 shares of Common Stock held by trusts for the benefit of Mr. Price’s children, of which Mr. Price is a trustee.

(5)

Includes 45,458 shares owned by trusts for the benefit of Mr. Price’s children and nephew, of which Ms. Bahrambeygui is a trustee, 78,283 shares owned by the Hosey Family Trust, of which Ms. Bahrambeygui is a trustee, and 2,000 shares owned by Ms. Bahrambeygui’s minor children. Also includes 2,200 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 350 shares of Common Stock subject to unvested restricted stock units.

(6)

Includes 2,800 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 350 shares of Common Stock subject to unvested restricted stock units.

(7)	Includes 729 shares of Common Stock subject to unvested restricted stock units.
(8)

Includes 2,800 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 350 shares of Common Stock subject to unvested restricted stock units. Also includes 1,123 shares of Common Stock held by the Hensley Living Trust, of which Ms. Hensley is a trustee.

(9)

Includes 2,800 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 350 shares of Common Stock subject to unvested restricted stock units.

(10)

Includes 1,800 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 350 shares of Common Stock subject to unvested restricted stock units. Also includes 5,350 shares held by the Lynn Family Trust.

(11)

Includes 1,800 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 350 shares of Common Stock subject to unvested restricted stock units.

(12)	Includes 72,500 shares of restricted Common Stock that are subject to vesting restrictions.
(13)	Includes 19,974 shares of restricted Common Stock that are subject to vesting restrictions.
(14)	Includes 16,578 shares of restricted Common Stock that are subject to vesting restrictions.
(15)	Includes 28,136 shares of restricted Common Stock that are subject to vesting restrictions.
(16)	Includes 21,104 shares of restricted Common Stock that are subject to vesting restrictions.
(17)

These shares are owned by a variety of investment advisory clients of T. Rowe Price Associates, Inc. No client of T. Rowe Price Associates, Inc. is known to own more than 5% of the Company’s Common Stock. T. Rowe Price Associates, Inc. disclaims beneficial ownership of the shares held by it.

(18)	These shares are owned by a variety of investment advisory clients of The London Company. No client of The London Company is known to own more than 5% of the Company’s Common Stock.
(19)

See notes (3)-(16). Also includes (a) 26,160 shares of Common Stock beneficially owned by Brud Drachman, 20,308 of which are shares of restricted Common Stock subject to vesting restrictions, and (b) 18,088 shares of Common Stock beneficially owned by John D. Hildebrandt, all of which are shares of restricted Common Stock subject to vesting restrictions.

12	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Executive Officers of the Company

The executive officers of the Company and their ages as of October 31, 2014 are as follows:

Name	Position	Age
Jose Luis Laparte	Chief Executive Officer and President and Director	48
John M. Heffner	Executive Vice President and Chief Financial Officer	60
Robert M. Gans	Executive Vice President, Secretary, General Counsel and Chief Ethics & Compliance Officer	65
William J. Naylon	Executive Vice President and Chief Operating Officer	52
Thomas D. Martin	Executive Vice President and Chief Merchandising Officer	58
Brud E. Drachman	Executive Vice President—Construction and Facilities	59
John D. Hildebrandt	Executive Vice President—Operations	56

Jose Luis Laparte has been a director of the Company since February 2008, Chief Executive Officer of the Company since July 2010 and as President of the Company since October 2004. Mr. Laparte initially served as a consultant for the Company from December 2003 to October 2004. Prior to joining the Company as a consultant, Mr. Laparte worked for more than 14 years at Wal-Mart Stores, Inc. in Mexico and the United States in progressively responsible positions. From October 2002 through September 2003, he served as Vice President of Sam’s International, where he directed and managed the company’s operations, finance, sales, marketing, product development and merchandising. From May 2000 to October 2002, he served as Vice President, Wal-Mart de Mexico, responsible for sales and the expansion of the Sam’s Club format in Mexico.

John M. Heffner has been Executive Vice President and Chief Financial Officer of the Company since January 2004, after having served as a consultant to the Company on financial matters from September 2003 through December 2003. From February 2000 until August 2003, Mr. Heffner was Vice President of Finance and Chief Financial Officer of Kyocera Wireless Corp. Mr. Heffner’s previous professional experience was with Digital Equipment Corporation, where he held a variety of financial management roles over a 20-year period, and with QUALCOMM Incorporated, where he was a Vice President of Finance from July 1998 until February 2000.

Robert M. Gans has been Executive Vice President, General Counsel and Secretary of the Company since August 1997 and Chief Ethics and Compliance Officer since January 2014, and was Executive Vice President and General Counsel of PEI from October 1994 until July 1997. Mr. Gans graduated from the University of California, Los Angeles School of Law in 1975 and actively practiced law in private practice from 1975 until 1994. From 1988 until October 1994, Mr. Gans was the senior member of the law firm of Gans, Blackmar & Stevens, A.P.C., of San Diego, California.

William J. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002. Mr. Naylon served as Executive Vice President—Merchandising of the Company from July 2001 until January 2002 and as Senior Vice President of the Company from March 1998 until July 2001. From September 1995 through February 1998, Mr. Naylon was Managing Director for the Company’s licensee warehouse club operation in Indonesia. Prior to joining the Company, Mr. Naylon was a General Manager for Price/Costco and served in various management roles for TPC.

Thomas D. Martin has been Executive Vice President and Chief Merchandising Officer since November 2011. He served as Executive Vice President—Merchandising of the Company from October 1998 until November 2011 and as Senior Vice President of the Company from August 1997 to September 1998. Mr. Martin previously served as Vice President of PEI from August 1994 until July 1997, directing merchandising strategies and product sourcing for its international merchandising business, in addition to managing its trading company activities. Prior to joining PEI as Vice President in August 1994, Mr. Martin served as Vice President of Price/Costco from October 1993 to December 1994 and served in various management roles for TPC.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	13

Executive Officers of the Company (continued)

Brud E. Drachman has been Executive Vice President – Construction and Facilities since August 2013, was Executive Vice President—Construction Management of the Company from November 2005 until July 2013, served as Executive Vice President—Real Estate and Construction of the Company from February 2005 through October 2005 and as Executive Vice President—Construction and Private Label Merchandising from November 2004 until January 2005. Mr. Drachman served as Executive Vice President—Real Estate and Construction of the Company from November 2002 until October 2004 and served as Senior Vice President—Real Estate and Construction of the Company from August 1998 to October 2002. Mr. Drachman previously served as Vice President—Real Estate and Construction at PEI from August 1994 to August 1997. Prior to joining PEI in 1994, Mr. Drachman served as Project Manager at TPC beginning in 1987.

John D. Hildebrandt has been Executive Vice President—Operations of the Company since February 2010. Mr. Hildebrandt served as Executive Vice President—Central America and Trinidad Operations from March 2009 through January 2010, as Executive Vice President—Central America Operations from August 2003 until February 2009, as Executive Vice President—Caribbean and Asia Operations from July 2001 until July 2003 and as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as PEI’s Country Manager in the Philippines and Panama from 1996 until the Company was spun off from PEI in August 1997. Prior to joining PEI as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Price/Costco from 1994 through 1996, and served in various management roles for TPC beginning in 1979.

14	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors, comprised entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, administer stock plans and review and approve annually all compensation decisions relating to all executive officers.

Purposes and Structure of the Executive Compensation Program

The executive compensation program is designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability;

•	Align a portion of compensation with Company performance and stockholder returns;

•	Provide financial incentives for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth; and

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

To achieve these objectives, the Compensation Committee, which is comprised of members who have knowledge of executive compensation levels of other companies by virtue of their professional background, experience and dealings external to PriceSmart, has implemented and intends to maintain compensation plans that tie a portion of the executives’ overall compensation to key financial and operational goals.

The compensation of our named executive officers is comprised of base salaries, an annual corporate incentive bonus plan and long-term equity incentives in the form of restricted stock. In determining specific components of compensation, the Compensation Committee considers each officer’s performance, level of responsibility, skills and experience, and other compensation awards or arrangements, as more fully described below under “—Elements of Compensation.”

Compensation Determination Process

The Compensation Committee reviews and approves all elements of compensation for all named executive officers taking into consideration recommendations from management. The Compensation Committee also reviews and approves all annual bonus awards for all executives and equity awards for all employees. The Company’s Chairman makes recommendations to the Compensation Committee with respect to salary, bonus eligibility and restricted stock for the Chief Executive Officer and President, and the Chief Executive Officer and President makes recommendations to the Compensation Committee with respect to salary, bonus eligibility and restricted stock for the Executive Vice Presidents. The Chief Executive Officer and President also provides information to the Committee members at their request to aid in their decision-making. The information includes historical salary and bonus payments to PriceSmart executives, internal equity comparisons, and the financial impact to the Company of a particular compensation decision. The Compensation Committee also receives comparable company compensation information, as described below. After gathering this input and receiving these recommendations, the Compensation Committee determines the compensation of our named executive officers in executive session. In the case of employees below the level of Executive Vice President, the Chief Executive Officer and President sets their salaries and bonus opportunities and makes recommendations to the Compensation Committee with respect to their equity awards.

The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s compensation

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	15

Executive Compensation (continued)

program to attract and retain that executive. However, the Committee believes that long-term compensation plays an important role in aligning the compensation of the senior management team to stockholder returns, and in the retention of key executives. In particular, the Committee believes that the Chief Executive Officer and President’s compensation should be more heavily weighted towards long-term incentives as compared to other members of senior management given his greater ability to affect the results of the Company and the importance to us of retaining his services.

In January 2012, we held a stockholder advisory vote on the compensation of PriceSmart’s named executive officers, commonly referred to as a say-on-pay vote. Stockholders overwhelmingly approved the compensation of the named executive officers, with approximately 99% of stockholder votes cast in favor of the 2012 say-on-pay resolution (excluding abstentions and broker non-votes). As the Compensation Committee evaluated our compensation practices and talent needs throughout 2013, the Compensation Committee was mindful of the strong support PriceSmart’s stockholders expressed for our compensation philosophy. As a result, following the annual review of the executive compensation philosophy, the Compensation Committee decided to generally retain the existing approach to executive compensation for continuing executives, with an emphasis on short- and long-term incentive compensation that rewards senior executives when they deliver value for stockholders. The Company is holding a stockholder advisory vote at the Annual Meeting on the compensation of our named executive officers. See Proposal 2.

Role of Comparable Company Compensation Information in the Compensation Determination Process

The Compensation Committee establishes individual executive compensation at levels the Compensation Committee believes are comparable with those of executives in other companies of similar size and stage of development operating in retail industries and similarly sized public companies in the Southern California region, taking into account our relative performance and our own strategic goals. Management utilized Equilar Inc.’s Executive Insight research database, a resource for referencing executive compensation and analyzing executive pay trends, to aid the Compensation Committee in the identification of a peer group of publicly traded companies so that the Compensation Committee could consider competitive market data in determining the named executive officers’ fiscal 2014 compensation program and compensation levels. In establishing fiscal 2014 compensation levels for the named executive officers, the Compensation Committee evaluated the compensation practices of the following public company peer groups:

•

U.S.-based retail companies with annual revenues ranging from $500 million to $15 billion: 99¢ Only Stores, Belk, Inc., Big Lots, Inc., Bon-Ton Stores, Inc., Burlington Coat Factory, Dillards, Inc., Dollar General Corporation, Dollar Tree, Inc., Family Dollar Stores, Inc., Fred’s, Inc., Neiman Marcus, Inc., Saks, Inc., and Tuesday Morning Corporation.

•

Companies based in Southern California with revenues of $500 million to $3.1 billion: Callaway Golf Co., Corinthian Colleges, Inc., Cubic Corp., Edwards Lifesciences Corp., Guess, Inc., Impac Mortgage Holdings, Inc., Jack in the Box, Inc., Kaiser Aluminum Corp., Leap Wireless International, Inc., Pacific Sunwear of California, Inc., Quiksilver, Inc., Resmed, Inc., and Standard Pacific Corporation.

In addition, the Compensation Committee reviewed and considered the compensation practices of Costco Wholesale Corporation because the Company’s business is similar to Costco’s. However, the Compensation Committee took into account Costco’s significantly larger size compared to the Company’s in making comparisons about executive compensation.

As part of this process, the Compensation Committee reviews the mix of the compensation elements for the named executive officers against the compensation data for positions similar to those held by such officers within the peer group of companies and Costco. Equilar gathers data from proxy statements and reports filed with the Securities and Exchange Commission regarding the peer group companies. The Compensation Committee noted that there was substantial variation between the compensation levels of similarly situated named executive officers across the comparable companies. In particular, the Compensation Committee noted that long-term equity compensation varied significantly company-to-company resulting from the timing of grants or stock options provided to executives. As a result, the Compensation Committee focused on the cash

16	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Executive Compensation (continued)

compensation aspect of overall compensation (that is, base salary and annual target bonus) of other companies’ executives relative to our named executive officers’ compensation. The Compensation Committee determined that the cash compensation of our named executive officers was below the midpoint of the similarly titled executives at the comparable companies and therefore concluded that the compensation was not excessive.

The named executive officers are all employees of PriceSmart, Inc. and work and reside in the U.S. (either San Diego, California or in the case of Mr. Naylon, Miami, Florida). As such, the Compensation Committee concluded that the competition for executive talent for the Company’s named executives would likely be either similarly sized U.S. headquartered companies in the retail industry and/or similarly sized companies in varying industries located in Southern California. PriceSmart had to use a broader revenue range for U.S. retail companies than for Southern California companies to get an adequate sample of broad line retailers.

The Compensation Committee utilized data obtained from Equilar’s Executive Insight research database but did not otherwise engage Equilar as a compensation consultant and did not meet with any representative of Equilar, or any other external compensation consultant, with respect to any named executive officers’ compensation.

Based on the objectives outlined above, the Compensation Committee strives to set target total compensation opportunity levels and the individual components of compensation to be competitive with the market in which we compete for executive talent. The Compensation Committee does not, however, guarantee that any executive will receive a specific market-derived compensation level.

Compensation data for the peer group of companies is only one of the many factors the Compensation Committee considers in setting compensation for PriceSmart’s named executive officers, and actual compensation may vary based on the Compensation Committee’s review of other considerations, including the Company’s and the individual named executive officer’s performance and the value of the executive’s leadership and other skills to the Company. The named executive officers may also realize compensation above target opportunity levels based on achieving outstanding results, which is measured in large part based on Company performance relative to the annual financial and operational goals set by the Compensation Committee. This approach is intended to ensure that there is a direct relationship between overall performance in the achievement of financial and operational goals and each individual named executive officer’s total compensation.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary. Base salaries for the named executive officers were initially established either when they were hired into the position from outside the Company (the most recent such hire being October 1, 2004), or over an extended period as they were promoted to increasing levels of responsibility within the Company. Base salaries for the named executive officers are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. While the goal for the base salary component is to compensate executives at a level that is competitive with the salaries of executives in comparable positions among our peer group, the Compensation Committee does not attempt to set base salaries at a certain target percentile within the peer group. Instead, the Compensation Committee considers the peer group information as merely a means by which to confirm that its base salary determinations based on the other factors described above are competitive within the peer group. The Compensation Committee annually evaluates the base salary levels of the named executive officers to ensure that there is consistency within the Company based upon scope of responsibility and also to ensure that the base salaries are not excessive relative to other companies of similar size. In establishing changes to base salaries, the Compensation Committee may consider the overall financial condition of the Company but does not make changes to executive salaries based on the achievement of any particular financial criteria.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	17

Executive Compensation (continued)

In January 2014, all of the named executive officers received increases to their base salaries of 2%. The increase in base pay for non-executive U.S.-based employees within the Company was 3.4%. Mr. Laparte received an increase of $11,444, Mr. Heffner received an increase of $6,732, Mr. Gans received an increase of $6,997, Mr. Naylon received an increase of $8,160, and Mr. Martin received an increase of $7,140. In each case, these increases were intended to maintain base salaries at an appropriate level based upon the Compensation Committee’s review of peer group companies and taking into account general economic inflation.

Annual Management Bonus Program. The Company emphasizes pay-for-performance through an annual management bonus program. All named executive officers with at least six months of service who meet a minimum level of acceptable performance are eligible to participate in the program. Under the program, the Compensation Committee sets target bonus ranges for each participant. Actual bonuses are awarded only if the Company achieves certain levels of operating income and warehouse sales approved by the Compensation Committee. In establishing the levels of operating income and warehouse sales that would result in bonus payments at the threshold, target, and maximum levels, the Compensation Committee considers (1) the operating income and warehouse sales achieved by the Company in the year just completed; (2) the budgeted level of performance set by the Board of Directors for the current fiscal year; (3) the level of bonus payments that would be made to management at differing levels of performance as compared to levels of operating income and warehouse sales; and (4) whether the targets established are consistent with our longer-term business strategy and will not encourage undue risk taking by management simply to achieve a short term objective. After considering these factors, the Compensation Committee applies its judgment to establishing the target levels of performance for the various bonus levels.

In fiscal 2014, payment of a bonus unit to each named executive officer was contingent upon our achieving specified levels of targeted operating income, including currency gain/loss, of $133.7 million. Minimum performance of $130.0 million of operating income was required for any bonus payouts, with performance between $130.0 million and $133.7 million of operating income resulting in bonuses, as follows: 25% of the target bonus amount, or “bonus unit,” for operating income at $130.0 million of operating income, 50% of the bonus unit at $131.2 million of operating income, 75% of the bonus unit at $132.4 million of operating income and 100% of the bonus unit at $133.7 million of operating income. The 2014 program also allowed for (1) an additional bonus amount, of up to 100% of an executive’s bonus unit, with 50% for achievement of net warehouse sales above $2.480 billion with a maximum payout at net warehouse sales above $2.505 billion; and 50% of a bonus unit for achievement of operating income above $134.5 million with a maximum payout at operating income above $137.4 million; and (2) a second additional bonus amount, of up to 100% of an executive’s bonus unit, 50% for achievement of net warehouse sales above $2.514 billion with a maximum payout at net warehouse sales above $2.550 billion, and 50% for achievement of operating income above $138.4 million with a maximum payout at operating income above $142.4 million. The program allowed for an executive to begin receiving a bonus related to operating income over $138.4 million only if net warehouse sales exceeded $2.505 billion. The bonus unit for each of Messrs. Heffner, Gans, Naylon and Martin was 15% of annual salary as of August 31, 2014. However, if the maximum levels of both net warehouse sales and operating income were achieved, then each of these executives’ maximum bonus would be three times the bonus unit (or 45% of salary). The bonus unit for Mr. Laparte was $110,000. At that same achievement level, Mr. Laparte’s maximum bonus would be $330,000.

For fiscal 2014, our operating income was $137.7 million and net warehouse sales were $2.444 billion. Accordingly, the Company paid annual incentive bonuses to each of our named executive officers at 1.5 times their bonus units. The amounts paid to the named executive officers under the annual management bonus program for fiscal 2014 are disclosed in the Summary Compensation Table below as Non-Equity Incentive Plan Compensation. The named executive officers received the bonus amounts dictated by the 2014 Management Bonus Program, as described above, with no adjustment.

The Compensation Committee reserves the right to apply its judgment to the bonus amounts actually paid based on factors that may affect reported operating income, both positively and negatively, and specifically approves the payments made to our named executive officers. The Compensation Committee does not currently have specific guidelines regarding the exercise of such judgment by the Compensation Committee.

18	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Executive Compensation (continued)

Long-Term Incentive Compensation. We believe that long-term incentives are an integral part of the overall executive compensation program and that our long-term performance will be enhanced through the use of equity awards that reward Company executives for maximizing stockholder value over time. While we previously used stock options as the primary long-term equity incentive vehicle, in January 2006 we instead began using restricted stock grants. The restricted stock vests based on continued employment over the vesting period, which historically has not exceeded five years. However, the named executive officers in January 2012 received long-term retention awards that had varying vesting periods related to the ages of our named executive officers such that final vesting will occur up to but not beyond the executive’s attainment of age 66. These awards at the time they were granted vested over eight years (for Mr. Heffner), ten years (for Messrs. Naylon and Martin) and originally five years (for Mr. Gans). Mr. Gans’ grant was accelerated to vest in full in 2015. The Company did not make any restricted stock awards to Messrs. Gans, Heffner, Naylon or Martin in fiscal year 2014 or 2013 because the Compensation Committee believes that the grants provided in fiscal year 2012 were substantial enough in value and provided for vesting over sufficiently long time periods as to meet the objectives of long-term equity compensation as noted below for these individuals.

PriceSmart has used restricted stock as the primary long-term incentive vehicle because:

•	restricted stock and the related vesting period help attract and retain executives;

•

the value received by the recipient of a restricted stock grant is enhanced as our stock price increases; therefore, restricted stock enhances the executives’ incentive to increase the stock price and maximize stockholder value; and

•

restricted stock helps to provide a balance to the overall executive compensation program as base salary and our annual bonus plan focus on short-term compensation, while restricted stock rewards executives for increases in stockholder value over the longer term.

We may continue to use restricted stock, or other long-term incentives, to achieve these objectives.

In determining the number of shares of restricted stock to be granted to our named executive officers, and the vesting schedules applicable to such awards, the Compensation Committee takes into account the individual’s position, age, scope of responsibility, ability to affect profits and stockholder value and the value of restricted stock in relation to other elements of the individual executive’s total compensation. All awards of restricted stock are made by the Compensation Committee. We do not have equity ownership requirements or guidelines.

Our named executive officers recognize taxable income from restricted stock when and as shares vest. On each vesting date, the Company repurchases a portion of the shares vesting on such vesting date from the participant to cover the tax obligations triggered by the vesting. The Company repurchases the shares at their fair market value on the date of vesting and pays this amount directly to the taxing authorities. PriceSmart generally receives a corresponding tax deduction for compensation expense in the year of vesting, subject to limits on the deductibility of compensation in excess of $1.0 million paid to certain executives under Internal Revenue Code Section 162(m) when the compensation does not qualify as “performance-based.” The amount included in the participant’s wages upon such vesting, and, subject to Section 162(m), the amount we may deduct, is equal to the fair market value of a share of Common Stock on the date the shares vest, multiplied by the number of shares vesting.

Severance and Change in Control Payments. We have entered into agreements and maintain plans that require us to make payments and/or provide benefits to our named executive officers under specified circumstances in the event of a termination of their employment or a change in control. We provide for certain severance benefits in the event that a named executive officer’s employment is involuntarily terminated. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide for accelerated vesting of all equity awards for all employees in the event of a change in control as a means of

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	19

Executive Compensation (continued)

reinforcing and encouraging the continued attention and dedication of its employees to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing these change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company provides severance, continuity and change-in-control benefits because they are essential to help us fulfill our objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive with those of similarly sized companies in our industry and company size and to attract and retain highly qualified individuals. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels.

Other Benefits. PriceSmart’s named executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and our medical, dental, vision, long and short-term disability and life insurance plans, in each case on the same basis as other employees. We also offer our Chief Executive Officer and President a housing allowance and travel benefits in accordance with his employment agreement described below. The Compensation Committee believes that these perquisites are no greater than competitors’ practices.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our Proxy Statement.

The foregoing has been furnished by the Compensation Committee.

Katherine L. Hensley

Sherry Bahrambeygui

Leon C. Janks

Mitchell G. Lynn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Ms. Hensley and Ms. Bahrambeygui, and Messrs. Janks and Lynn. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee. During fiscal 2014, Mr. Lynn had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Please see the section entitled “Certain Transactions—Related Party Transactions” of this Proxy Statement for additional information about this relationship.

20	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Executive Compensation (continued)

Summary of Compensation

The following table shows information regarding the compensation earned by any person who served as our Chief Executive Officer or Chief Financial Officer during the fiscal year ended August 31, 2014 and the three other most highly compensated executive officers who were serving as executive officers at August 31, 2014. These persons are referred to as the Company’s “named executive officers” elsewhere in this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jose Luis Laparte
—Chief Executive Officer and President
	2014	$579,850	$—	$165,000	$124,207(2)	$869,057
	2013	568,480	3,216,800	192,500	126,293(2)	4,104,073
	2012	544,000	—	220,000	122,901(2)	886,901
John M. Heffner
—Executive Vice President and Chief Financial Officer
	2014	341,088	—	77,250	24,182(3)	442,520
	2013	334,400	—	88,358	27,430(3)	450,188
	2012	310,064	1,520,736	99,000	28,978(3)	1,958,778
Robert M. Gans
—Executive Vice President, Secretary and General Counsel
	2014	354,525	—	80,293	21,805(4)	456,623
	2013	347,573	—	91,838	26,920(4)	466,332
	2012	325,343	1,520,736	102,900	28,978(4)	1,977,957
William J. Naylon
—Executive Vice President and Chief Operating Officer
	2014	413,440	—	93,636	29,895(5)	536,971
	2013	405,333	—	107,100	33,094(5)	545,527
	2012	365,713	2,027,424	120,000	34,702(5)	2,547,839
Thomas D. Martin
—Executive Vice President and Chief Merchandising Officer
	2014	361,760	—	81,932	24,973(6)	468,665
	2013	354,667	—	93,713	27,599(6)	475,979
	2012	321,733	1,520,736	105,000	28,978(6)	1,976,447
(1)

Represents the aggregate grant date fair value of the restricted stock awards granted to the named executive officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”). For information regarding assumptions made in connection with this valuation, please see Note 8 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2014, filed with the SEC on October 28, 2014.

(2)

For fiscal 2014, represents dividend payments of $50,750, 401(k) contribution made by the Company totaling $10,200, housing allowance payments totaling $50,004, and $13,253 for the cost of airline tickets for Mr. Laparte and his family and the related tax gross-up. For fiscal 2013, represents dividend payments of $58,500, 401(k) contribution made by the Company totaling $10,200, housing allowance payments totaling $50,004 and $7,589 for the cost of airline tickets for Mr. Laparte and his family and the related tax gross-up. For fiscal 2012, represents dividend payments of $54,000, 401(k) contribution made by the Company totaling $10,000, housing allowance payments totaling $50,004 and $8,897 for the cost of airline tickets for Mr. Laparte and his family and the related tax gross-up.

(3)

For fiscal 2014, represents dividend payments of $13,982 and 401(k) contribution made by the Company totaling $10,200. For fiscal 2013, represents dividend payments of $17,230 and 401(k) contribution made by the Company totaling $10,200. For fiscal 2012, represents dividend payments of $18,978 and 401(k) contribution made by the Company totaling $10,000.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	21

Executive Compensation (continued)

(4)

For fiscal 2014, represents dividend payments of $11,605 and 401(k) contribution made by the Company totaling $10,200. For fiscal 2013, represents dividend payments of $16,720 and 401(k) contribution made by the Company totaling $10,200. For fiscal 2012, represents dividend payments of $18,978 and 401(k) contribution made by the Company totaling $10,000.

(5)

For fiscal 2014, represents dividend payments of $19,695 and 401(k) contribution made by the Company totaling $10,200. For fiscal 2013, represents dividend payments of $22,897 and 401(k) contribution made by the Company totaling $10,200. For fiscal 2012, represents dividend payments of $24,702 and 401(k) contribution made by the Company totaling $10,000.

(6)

For fiscal 2014, represents dividend payments of $14,773 and 401(k) contribution made by the Company totaling $10,200. For fiscal 2013, represents dividend payments of $17,399 and 401(k) contribution made by the Company totaling $10,200. For fiscal 2012, represents dividend payments of $18,978 and 401(k) contribution made by the Company totaling $10,000.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended August 31, 2014 to the named executive officers.

Grants of Plan-Based Awards

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
	Threshold ($)	Target ($)	Maximum ($)
Jose Luis Laparte
	$27,500	$110,000	$330,000
John M. Heffner
	12,875	51,500	154,499
Robert M. Gans
	13,382	53,529	160,586
William J. Naylon
	15,606	62,424	187,272
Thomas D. Martin
	13,655	54,621	163,863
(1)

Amounts reflect the target amounts that could be paid for fiscal 2014 performance under our annual management bonus program as described above under the heading “Compensation Discussion and Analysis—Elements of Compensation—Annual Management Bonus Program.”

Employment Contracts

The Company has employment agreements with each of our named executive officers. Each agreement currently has a one-year term and a base salary amount which is amended each time a determination is made to renew the agreement or increase the base salary. Each agreement states that the executive is eligible to participate in our bonus plan and to receive all other benefits offered to officers under our standard company benefits practices and plans. Under the agreements, the executive may terminate the agreement at any time on 90 days prior written notice. We may terminate the executive’s employment with or without cause upon immediate notice thereof, or upon the death or disability of the executive. The executive may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to our interests without our prior written consent. In the event that we terminate the agreement for any reason other than cause, death or disability, the executive will be entitled to the continuation of his base salary for one year, payable in conformity with our normal payroll period. If the agreement expires and is not renewed by the Company upon expiration of the employment term with at least the same base annual salary or does not thereafter continue upon other mutually agreeable terms, the executive will be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer

22	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Executive Compensation (continued)

during that year. Except as noted below, the foregoing severance benefits are the exclusive benefits that would be payable to the executive under his agreement by reason of his termination, and we are not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreements also contain confidentiality provisions and other terms and conditions customary to executive employment agreements.

The following table shows the name and titles of the named executive officers with employment agreements, as well as the current expiration date:

Executive	Title	Expiration Date
Jose Luis Laparte	Chief Executive Officer and President	October 8, 2015
John M. Heffner	Executive Vice President and Chief Financial Officer	January 31, 2015
William J. Naylon	Executive Vice President and Chief Operating Officer	January 31, 2015
Robert M. Gans	Executive Vice President, Secretary and General Counsel	October 16, 2015
Thomas D. Martin	Executive Vice President and Chief Merchandising Officer	March 31, 2015

Pursuant to his agreement, Mr. Laparte also is entitled to receive an annual housing allowance of $50,000 and up to 11 round-trip tickets annually between Mexico City and San Diego for Mr. Laparte and members of his family.

For purposes of the employment agreements, “cause” generally means the executive’s (1) repeated and habitual failure to perform his duties or obligations hereunder, (2) engaging in any act that has a direct, substantial and adverse effect on the Company’s interests, (3) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit, (4) intentional failure to perform his stated duties, (5) willful violation of any law, rule or regulation which materially adversely affects his ability to discharge his duties or has a direct, substantial and adverse effect on the Company’s interests, (6) any material breach of the employment agreement by the executive (if applicable), or (7) the executive’s willful breach of duty in the course of his employment or habitual neglect of his duty or continued incapacity to perform it.

Equity Incentive Plans

Prior to January 22, 2013 the Company had three active Equity Incentive Plans. On January 22, 2013, the Company adopted the 2013 Equity Incentive Award Plan and agreed not to issue any additional awards under these Prior Plans.

2001 Equity Participation Plan

The 2001 Equity Participation Plan of PriceSmart, Inc. (the “2001 Plan”) has a total of 34,236 shares outstanding as of October 31, 2014, comprised of options to purchase an aggregate of 7,000 shares of Common Stock at prices ranging from $16.34 to $20.01 per share and 27,236 shares subject to outstanding and unvested restricted stock units.

The 2001 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2001 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2002 Equity Participation Plan

The 2002 Equity Participation Plan of PriceSmart, Inc. (the “2002 Plan”) has a total of 409,951 shares outstanding as of October 31, 2014, comprised of options to purchase an aggregate of 16,000 shares of Common Stock at prices ranging from $40.40 to $67.92 per share and 393,951 shares subject to outstanding and unvested restricted stock awards and restricted stock units.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	23

Executive Compensation (continued)

The 2002 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2002 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2013 Equity Incentive Award Plan

The 2013 Equity Incentive Award Plan of PriceSmart, Inc. (the “2013 Plan”) provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof.

The 2013 Plan provides for awards covering up to (1) 600,000 shares of Common Stock plus (2) the number of shares that remained available for issuance under the The 1998 Equity Participation Plan of PriceSmart, Inc., the 2001 Plan and the 2002 Plan (collectively, the “Prior Plans”) as of January 22, 2013. The number of shares reserved for issuance under the 2013 Plan increases during the term of the 2013 Plan by the number of shares relating to awards outstanding under the 2013 Plan or any of the Prior Plans that expire, or are forfeited, terminated, cancelled or repurchased, or are settled in cash in lieu of shares. However, in no event will more than an aggregate of 1,332,540 shares of our Common Stock be issued under the 2013 Plan. As of October 31, 2014, the 2013 Plan provided for the issuance of up to 888,353 shares (including shares originally authorized for issuance under the Prior Plans), with 67,229 shares subject to outstanding and unvested restricted stock awards and restricted stock units and 821,124 shares remaining available for future grants.

The 2013 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2013 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of the Internal Revenue Code of 1986, as amended, covering all employees who have completed 90 days of service, as defined in the retirement plan. Effective January 1, 2015, the 90-day waiting period for participation in the plan will be eliminated. Each year, participants may contribute up to 100% per pay period of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by the Internal Revenue Code of 1986, as amended. Participants also may contribute amounts representing distributions from other qualified plans. Effective January 1, 2011, the Plan was amended to replace the Company match with a discretionary contribution of 4% of the employee’s eligible compensation up to the IRS maximum allowed to all employees regardless of their own salary deferrals. Prior to that amendment, the Company provided a matching contribution equal to 100% of the participant’s elective deferrals up to an annual maximum of 4% of base compensation. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended. All participants in the retirement plan are immediately vested in their accounts and earnings thereon.

24	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Executive Compensation (continued)

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at August 31, 2014 with respect to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards

Name	Number of Shares of Stock That Have Not Vested(#)(1)		Market Value of Shares of Stock That Have Not Vested($)(2)
Jose Luis Laparte
	$12,500	(3)	$1,120,250
	20,000	(4)	1,792,400
	40,000	(5)	3,584,800
John M. Heffner
	3,000	(4)	268,860
	16,974	(6)	1,521,210
Robert M. Gans
	3,000	(4)	268,860
	13,578	(7)	1,216,860
William J. Naylon
	4,000	(4)	358,480
	24,136	(8)	2,163,068
Thomas D. Martin
	3,000	(4)	268,860
	18,104	(8)	1,622,480

(1)	Each award is subject to certain accelerated vesting upon a change in control, as described under “Equity Incentive Plans” above.
(2)	Computed by multiplying the closing market price of the Company’s Common Stock ($89.62) on August 29, 2014 by the number of shares subject to stock award.
(3)

Vests in two equal annual installments in 2014 and 2015. However, the compensation expense associated with this award will be recorded over the five-year period following the date of grant, which was August 17, 2010.

(4)

Vests in two equal annual installments in 2014 and 2015. However, the compensation expense associated with this award will be recorded over the five-year period following the date of grant, which was March 11, 2010.

(5)

Vests in three equal annual installments in 2016, 2017 and 2018. However, the compensation expense associated with this award will be recorded over the five-year period following the date of grant which was April 9, 2013.

(6)	Vests in eight equal annual installments from the date of grant which was January 25, 2012.
(7)	Originally vested in five equal annual installments from the date of grant which was January 25, 2012. Grant was accelerated to fully vest in January 24, 2015.
(8)	Vests in ten equal annual installments from the date of grant which was January 25, 2012.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	25

Executive Compensation (continued)

Option Exercises and Restricted Stock Vested

The following table sets forth certain information with respect to option exercises and the vesting of shares of restricted stock during the fiscal year ended August 31, 2014 with respect to the named executive officers.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jose Luis Laparte	$20,000	$1,883,600
	12,500	1,177,250
John M. Heffner	2,828	266,341
	3,000	282,540
Robert M. Gans	4,526	426,259
	3,000	282,540
William J. Naylon	4,000	376,720
	3,017	284,141
Thomas D. Martin	3,000	282,540
	2,263	213,129
(1)	The value realized upon vesting of a stock award is calculated based on the number of shares vesting multiplied by the fair market value per share of the Common Stock on the vesting date.

Pension Benefits

Other than the Company’s retirement plan, which is described above, the Company does not have any plan that provides for payments or other benefits at, following, or in connection with, retirement for our named executive officers.

Nonqualified Deferred Compensation

The Company does not have any plan that provides for deferred compensation.

Director Compensation

Each non-employee director receives an annual retainer for serving on the Board of Directors.

Effective May 1, 2012, the Board of Directors adopted a new cash compensation program for the non-employee directors. Under the program, each non-employee director receives an annual retainer of $25,000 per year for serving on the Board of Directors. Additionally, non-employee directors who also serve as chairpersons of Committees receive additional annual retainers, as follows: the chairperson of the Compensation Committee receives an additional annual retainer of $10,000, the chairperson of the Finance Committee receives an additional annual retainer of $15,000, the chairperson of the Audit Committee receives an additional annual retainer of $35,000, and the chairperson of the Nominating/Corporate Governance Committee receives an additional annual retainer of $5,000. These annual retainers are paid on a quarterly basis.

Prior to May 1, 2012, each director was eligible to receive stock options pursuant to the Company’s 2001 Plan and the 2002 Plan. Under each of these plans, non-employee directors were entitled to receive initial grants of non-qualified stock options to purchase 3,000 shares of Common Stock upon becoming directors and additional grants of options to purchase 1,000 shares of Common Stock on the date of each annual meeting of stockholders at which the director was re-elected to the Board of Directors. Each year, the Company historically made a determination as to which equity plan the automatic non-employee option

26	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Executive Compensation (continued)

awards were to be granted under for such year based in part on its review of the available share reserves under such equity plans. Non-employee directors did not receive automatic option grants under more than one equity plan during any year. These options provided for vesting in equal annual installments over a five-year period, with such vesting accelerating upon a change in control.

Pursuant to a resolution of the Board of Directors effective May 1, 2012, automatic stock option grants to non-employee directors upon election and re-election to the Board of Directors was suspended.

Effective May 1, 2012, following the suspension of the automatic option grant program, the Board of Directors granted to each non-employee director an award of 1,050 restricted stock units under the 2001 Plan, with dividend equivalents thereon, which number of restricted stock units was equal to (1) $75,000 divided by (2) the 30-trading-day average of the Company’s stock price prior to April 17, 2012. In addition, the Board of Directors adopted a standing resolution pursuant to which a person who is initially elected or appointed to the Board of Directors following May 1, 2012, and who is a non-employee director at the time of such initial election or appointment, will be automatically granted such number of restricted stock units, with dividend equivalents thereon, equal to (1) $75,000 divided by (2) the 30-trading-day average of the Company’s stock price prior to the date of such election or appointment. The foregoing awards will vest in three equal installments on the first three anniversaries of the date of grant, subject to the non-employee director’s continued service on the Board of Directors on each such vesting date. The vesting of all restricted stock units accelerates automatically upon a change in control.

Mr. Hanson was granted 729 restricted stock unit awards upon his appointment to the Board of Directors in April 2014.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

The following table sets forth a summary of the compensation we paid or was earned by our non-employee directors in the fiscal year ended August 31, 2014.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Total ($)
Gonzalo Barrutieta	$25,000	$—		$—	$25,000
Sherry Bahrambeygui	25,000	—		—	25,000
Gordon Hanson	17,651	67,367	(4)	—	85,018
Katherine L. Hensley	40,000	—		—	40,000
Leon C. Janks	75,000	—		—	75,000
Mitchell G. Lynn	25,000	—		—	25,000
Robert Price(3)	—	—		—	—
Edgar Zurcher	25,000	—		—	25,000
(1)

The aggregate number of restricted stock unit awards outstanding at the end of fiscal 2014 for each director were as follows: Sherry Bahrambeygui, 350; Gonzalo Barrutieta, 350; Gordon Hanson, 729; Katherine L. Hensley, 350; Leon C. Janks, 350; Mitchell G. Lynn, 350; and Edgar Zurcher, 350.

(2)

The aggregate number of stock option awards outstanding at the end of fiscal 2014 for each director were as follows: Sherry Bahrambeygui, 4,000; Gonzalo Barrutieta, 4,000; Katherine L. Hensley, 4,000; Leon C. Janks, 4,000; Mitchell G. Lynn, 4,000; and Edgar Zurcher, 3,000.

(3)	Effective May 1, 2012, Mr. Price declined further compensation for his services as a director.
(4)

Represents the aggregate grant date fair value of the restricted stock unit award granted to the director on April 17, 2014 calculated in accordance with ASC 718 and vests on May 1 in three equal installments in 2015, 2016 and 2017.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	27

Executive Compensation (continued)

Severance and Change in Control Payments

The following table summarizes the potential payments to each named executive officer in two different potential scenarios: (1) a termination of the named executive officer without cause, and (2) a change in control without a termination of employment. The table assumes that the termination of employment or change in control occurred on August 31, 2014, the last business day of our last completed fiscal year. For purposes of estimating the value of accelerated vesting of equity awards to be received in the event of a change in control, the Company has assumed a price per share of our Common Stock of $89.62, which represents the closing market price of our Common Stock as reported on the Nasdaq Global Select Market on August 29, 2014 (the last trading day of fiscal 2014).

Name	Severance upon Termination without Cause ($)(1)	Acceleration of Options and Restricted Stock upon Change in Control ($)(2)
Jose Luis Laparte	$583,664	$6,497,450
John M. Heffner	343,332	1,790,070
Robert M. Gans	356,857	1,485,720
William J. Naylon	416,160	2,521,548
Thomas D. Martin	364,140	1,891,340
(1)

Under the named executive officer’s employment agreement, in the event of his termination for other than cause, death or disability, he will be entitled to the continuation of his base salary for a period of one year, payable over such severance period in conformity with our normal payroll.

(2)	Under the terms of our equity incentive award plans, vesting of all equity awards will accelerate upon a change in control.

Risk Assessment

Management assessed the Company’s compensation program for the purpose of reviewing and considering any risks presented by the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation and long-term equity compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to the Company.

Following the assessment, management determined that the Company’s compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company and reported the results of the assessment to the Compensation Committee.

28	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

Equity Compensation Plan Information

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise or vesting of outstanding options, restricted stock units, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at August 31, 2014. For more information regarding the Company’s equity compensation plans, please see “Compensation Discussion and Analysis—Equity Incentive Plans” above.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
Options	23,000	$47.89	821,124
RSUs	69,736
Equity compensation plans not approved by security holders	—	—	—

Total	92,736		821,124

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	29

Certain Transactions

Review and Approval of Related-Party Transactions

As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related-party transaction, the Audit Committee may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Related Party Transactions

Relationships with Edgar A. Zurcher: Mr. Zurcher has been a director of the Company since October 15, 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher is a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $1.4 million in rental income for this space during the fiscal year ended August 31, 2014. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta, from which PriceSmart purchases pasta and other products. PriceSmart paid approximately $461,000 for products purchased from this entity during the fiscal year ended August 31, 2014. Also, Mr. Zurcher is a director of Roma S.A. dba Roma Prince S.A. PriceSmart purchased products from this entity for approximately $1.3 million for the fiscal year ended August 31, 2014.

Relationships with Gonzalo Barrutieta: Gonzalo Barrutieta has been a director of the Company since February 2008. Mr. Barrutieta is also a member of the Board of Directors of Office Depot Mexico, S.A. de C.V., which operates OD Panama, S.A. (“ODP”), which rents retail space from the Company. The Company recorded approximately $261,000 in rental income and common area maintenance charges for this space during the fiscal year ended August 31, 2014. Also, on July 15, 2011 (fiscal year 2011), the Company’s joint venture Golf Park Plaza, S.A. (“GPP”) and ODP entered into a 30 year operating lease, with an option to buy, for approximately 26,000 square feet of land owned by GPP. As part of this transaction, ODP: (i) made an initial deposit to GPP in the sum of approximately $545,000 during fiscal year 2011 at the time of signing the agreement; (ii) paid a second deposit during fiscal year 2013 of approximately $436,000 at the time their building was completed and their store was opened to the public; (iii) is currently paying monthly rent per the lease clause of the agreement of $1,000 per month, with $12,000 paid during fiscal year 2014 and (iv) will pay an additional $109,000, less any rental payments previously applied per the lease clause, when ODP exercises its option to purchase the land. ODP opened their store in April 2013.

Relationships with Mitchell G. Lynn: Mr. Lynn has been a director of the Company since November 2011. Mr. Lynn is the founder, limited partner and a general partner of CRI 2000, LP, dba Combined Resources International (“CRI”), which designs, develops and manufactures consumer products under various brand names for domestic and international wholesale distribution, primarily through warehouse clubs. Mr. Lynn is also a founder, limited partner and a general partner of ECR4Kids, LP (“ECR”) which designs, manufactures and sells educational/children’s products to wholesale dealers. CRI and ECR sold merchandise to the Company, for which the Company paid a combined total of approximately $160,000 during the fiscal year ended August 31, 2014.

The Company believes that each of the related party transactions described above were consummated on terms comparable to those that the Company could have obtained in arms-length transactions with unaffiliated third parties.

30	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

General

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board of Directors has selected EY to serve as the Company’s independent registered public accounting firm for the 2015 fiscal year, subject to the Company and EY agreeing on a mutually acceptable engagement letter. Representatives of EY are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and non-audit fees. The aggregate fees billed to the Company by EY, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows (in thousands):

	2014	2013
Audit Fees(1)	$2,138	$2,050
Audit-Related Fees(2)	289	40
Tax Fees(3)	61	47
All Other Fees(4)	52	23

Total	$2,540	$2,160

(1)	Audit Fees consist of fees for professional services performed by EY for the audit of the Company’s annual financial statements and review of quarterly financial statements.
(2)	Audit-Related Fees consist of fees for assurance and related services performed by EY that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax Fees consist of fees for professional services performed by EY with respect to tax compliance, tax advice and tax planning.
(4)

For fiscal year 2014, All Other Fees consist of fees professional services provided by EY relating to the Company’s compliance programs and risk assessment. For fiscal year 2013, All Other Fees consist primarily of fees for professional services provided by EY relating to the Company’s responding to an SEC comment letter and its filing of a registration statement on Form S-8.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the pre-approval requirements became effective, all permissible non-audit services provided by the Company’s independent registered public accounting firm have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement	31

General (continued)

Stockholder Proposals

A proposal to be considered for inclusion in the Company’s proxy statement for the next annual meeting must be received by the Secretary of the Company not later than August 19, 2015 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal submitted after November 2, 2015 will not be considered timely. Holders of proxies which expressly confer discretionary authority may vote for or against an untimely proposal.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2014 will be mailed to stockholders of record on or about December 17, 2014. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary.

Householding of Proxy Materials

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary or call Investor Relations at (858) 404-8800. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report or proxy statement can request delivery of a single copy of the annual report or proxy statement by contacting their broker, bank or other intermediary, sending a written request to the Company at the address above or calling Investor Relations at the telephone number above.

Other Matters

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Robert M. Gans Secretary

Dated: December 17, 2014

32	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2014 Proxy Statement

PRICESMART, INC 9740 SCRANTON ROAD SAN DIEGO, CA 92121-1745

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees
01	Sherry S. Bahrambeygui	02 Gonzalo Barrutieta 03 Gordon H. Hanson 04 Katherine L. Hensley 05 Leon C. Janks
06	Jose Luis Laparte	07 Mitchell G. Lynn 08 Robert E. Price 09 Edgar Zurcher

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	To approve, by advisory vote, executive compensation.	☐	☐	☐
NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

PRICESMART, INC Annual Meeting of Stockholders February 3, 2015 10:00 AM This proxy is solicited by the Board of Directors

The undersigned stockholder of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints Robert M. Gans and John M. Heffner, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Tuesday, February 3, 2015 at 10 a.m. Pacific Time, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “For” the nominees for directors listed in Proposal 1, and “For” Proposal 2.

Continued and to be signed on reverse side